 Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Vice President, CFO and Treasurer
Insteel Industries, Inc.
(336) 786-2141, Ext. 3020

INSTEEL INDUSTRIES REPORTS SECOND QUARTER FINANCIAL RESULTS

MOUNT AIRY, N.C., April 18, 2013 – Insteel Industries, Inc. (NasdaqGS: IIIN) today reported net earnings of $3.7 million, or $0.20 per diluted share for the second quarter of fiscal 2013 compared with $0.3 million, or $0.01 per share in the same period a year ago. The prior year results include net restructuring charges related to the November 2010 acquisition of certain of the assets of Ivy Steel & Wire, Inc., which reduced pre-tax earnings by $0.2 million and net earnings by $0.01 per share.

Insteel’s financial results for the second quarter of fiscal 2013 were favorably impacted by widening spreads between selling prices and raw material costs relative to the prior year quarter. Capacity utilization for the quarter was 46%, which was unchanged from the first quarter of fiscal 2013 and the prior year quarter.

Net sales for the second quarter of fiscal 2013 decreased 4.8% to $82.9 million from $87.0 million in the same period a year ago. Shipments decreased 1.5% from the prior year quarter while average selling prices decreased 3.4%. On a sequential basis, shipments decreased 3.7% from the first quarter of fiscal 2013 while average selling prices increased 0.2%. The reduction in shipments for the quarter was largely driven by adverse weather conditions in most of Insteel’s markets.

For the first six months of fiscal 2013, net earnings were $6.1 million, or $0.34 per share compared with essentially breakeven in the same period a year ago. The six-month results for fiscal 2012 include restructuring charges related to the Ivy acquisition and a gain on the early extinguishment of debt, which, in the aggregate, reduced pre-tax earnings by $0.4 million and net earnings per share by $0.02.

Net sales for the first six months of fiscal 2013 decreased 1.8% to $168.8 million from $171.8 million in the same period a year ago. Shipments increased 2.0% from the prior year period and average selling prices decreased 3.7%.

Operating activities provided $2.4 million of cash for the second quarter of fiscal 2013 compared with $12.3 million in the same period a year ago primarily due to the year-over-year changes in net working capital. Net working capital used $5.2 million of cash in the current year quarter while providing $8.6 million in the prior year quarter. Capital expenditures for the first six months of fiscal 2013 were $3.7 million compared with $4.0 million in the prior year period, and are not expected to exceed $12.0 million for fiscal 2013. Insteel ended the quarter with $7.9 million of cash and cash equivalents, and no borrowings outstanding on its $100.0 million revolving credit facility.

“As we move into the second half of the year, the most recent macro data implies that conditions in our construction end-markets are gradually improving and customer sentiment appears to be on the rise,” commented H.O. Woltz III, Insteel’s president and CEO. “We expect that our financial results will be favorably impacted by the usual seasonal upturn in demand together with our ongoing performance improvement initiatives and the increasing contributions from the Ivy acquisition.

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1373 BOGGS DRIVE, MOUNT AIRY, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM

“We are pleased with the progress of our engineered structural mesh expansion projects, which are on schedule and on budget. The new production line at our Texas facility and the production line that was relocated to our Missouri facility were started up during the quarter. We expect the second new production line that is going into our North Carolina facility will be commissioned late in the current quarter and ramp up during the fourth quarter. We believe these investments will serve to strengthen our market leadership position and further our penetration of the rebar market by reducing lead times and expanding the range of concrete reinforcing solutions that we can offer.”

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its second quarter financial results. A live webcast of this call can be accessed on Insteel’s website at http://investor.insteel.com/events.cfm and will be archived for replay until the next quarterly conference call.

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets PC strand and welded wire reinforcement, including engineered structural mesh, concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates nine manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “plans,” “intends,” “may,” “should” and similar expressions are intended to identify forward-looking statements. Although Insteel believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and Insteel can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks and uncertainties are discussed in detail in Insteel’s periodic and other reports and statements that it files with the United States Securities and Exchange Commission (the “SEC”), in particular in its Annual Report on Form 10-K for the year ended September 29, 2012. You should carefully review these risks and uncertainties.

All forward-looking statements attributable to Insteel or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and Insteel does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

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It is not possible to anticipate and list all risks and uncertainties that may affect Insteel’s future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which Insteel operates; credit market conditions and the relative availability of financing for Insteel, its customers and the construction industry as a whole; the continuation of reduced spending for nonresidential and residential construction and the impact on demand for Insteel’s products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for Insteel’s products; the cyclical nature of the steel and building material industries; fluctuations in the cost and availability of Insteel’s primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and Insteel’s ability to raise selling prices in order to recover increases in wire rod costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or Insteel’s products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of weak demand and reduced capacity utilization levels on Insteel’s unit manufacturing costs; Insteel’s ability to further develop the market for engineered structural mesh and expand its shipments of engineered structural mesh; legal, environmental, economic or regulatory developments that significantly impact Insteel’s operating costs; unanticipated plant outages, equipment failures or labor difficulties; continued escalation in certain of Insteel’s operating costs; and the other risks and uncertainties discussed in Insteel’s Annual Report on Form 10-K for the year ended September 29, 2012 and in other filings made by Insteel with the SEC.

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except for per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	March 30, 2013	March 31, 2012	March 30, 2013	March 31, 2012

Net sales	$82,873	$87,029	$168,760	$171,840
Cost of sales	71,822	81,535	149,116	161,687
Gross profit	11,051	5,494	19,644	10,153
Selling, general and administrative expense	5,245	4,906	10,087	9,498
Gain on early extinguishment of debt	-	-	-	(425)
Restructuring charges, net	-	203	-	802
Other income, net	(85)	(144)	(85)	(214)
Interest expense	53	119	125	372
Interest income	(2)	(2)	(2)	(2)
Earnings before income taxes	5,840	412	9,519	122
Income taxes	2,126	150	3,403	40
Net earnings	$3,714	$262	$6,116	$82

Net earnings per share:
Basic	$0.21	$0.01	$0.34	$-
Diluted	0.20	0.01	0.34	-

Weighted average shares outstanding
Basic	17,846	17,649	17,785	17,630
Diluted	18,286	18,038	18,187	17,986

Cash dividends declared per share	$0.03	$0.03	$0.31	$0.06

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	(Unaudited)		(Audited)
	March 30, 2013	December 29, 2012	September 29, 2012
Assets
Current assets:
Cash and cash equivalents	$7,903	$4,815	$10
Accounts receivable, net	33,586	35,247	42,138
Inventories, net	66,215	56,239	65,774
Other current assets	4,906	5,343	7,146
Total current assets	112,610	101,644	115,068
Property, plant and equipment, net	86,944	88,068	87,716
Other assets	6,385	6,009	5,768
Total assets	$205,939	$195,721	$208,552

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$33,728	$30,124	$30,126
Accrued expenses	5,709	6,371	5,877
Total current liabilities	39,437	36,495	36,003
Long-term debt	-	-	11,475
Other liabilities	12,982	11,881	11,574
Shareholders' equity:
Common stock	18,021	17,745	17,717
Additional paid-in capital	53,489	50,763	50,379
Retained earnings	84,451	81,278	83,845
Accumulated other comprehensive loss	(2,441)	(2,441)	(2,441)
Total shareholders' equity	153,520	147,345	149,500
Total liabilities and shareholders' equity	$205,939	$195,721	$208,552

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	March 30, 2013	March 31, 2012	March 30, 2013	March 31, 2012
Cash Flows From Operating Activities:
Net earnings	$3,714	$262	$6,116	$82
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	2,407	2,429	4,739	4,835
Amortization of capitalized financing costs	25	25	51	45
Stock-based compensation expense	780	757	1,093	1,126
Gain on early extinguishment of debt	-	-	-	(425)
Asset impairment charges	-	-	-	(11)
Deferred income taxes	1,676	155	2,913	39
Excess tax benefits from stock-based compensation	(295)	(126)	(331)	(131)
Gain on sale of property, plant and equipment	(79)	(74)	(67)	(74)
Gain from life insurance proceeds	(45)	-	(45)	-
Increase in cash surrender value of life insurance policies over premiums paid	(321)	(447)	(291)	(737)
Net changes in assets and liabilities:
Accounts receivable, net	1,661	(395)	8,552	5,447
Inventories	(9,976)	4,177	(441)	7,149
Accounts payable and accrued expenses	3,112	4,860	3,803	(6,819)
Other changes	(218)	690	(13)	1,058
Total adjustments	(1,273)	12,051	19,963	11,502
Net cash provided by operating activities	2,441	12,313	26,079	11,584

Cash Flows From Investing Activities:
Capital expenditures	(1,028)	(2,997)	(3,724)	(4,005)
Proceeds from life insurance claims	-	-	505	-
Increase in cash surrender value of life insurance policies	(28)	-	(26)	(427)
Proceeds from surrender of life insurance policies	3	-	3	16
Proceeds from sale of property, plant and equipment	100	81	100	96
Net cash used for investing activities	(953)	(2,916)	(3,142)	(4,320)

Cash Flows From Financing Activities:
Proceeds from long-term debt	891	10,374	4,385	51,894
Principal payments on long-term debt	(891)	(18,757)	(15,860)	(57,625)
Cash dividends paid	(541)	(530)	(5,510)	(1,059)
Cash received from exercise of stock options	2,194	1	2,257	2
Excess tax benefits from stock-based compensation	295	126	331	131
Financing costs	-	(161)	-	(161)
Other	(348)	(227)	(647)	(223)
Net cash provided by (used for) financing activities	1,600	(9,174)	(15,044)	(7,041)

Net increase in cash and cash equivalents	3,088	223	7,893	223
Cash and cash equivalents at beginning of period	4,815	10	10	10
Cash and cash equivalents at end of period	$7,903	$233	$7,903	$233

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$2	$66	$20	$618
Income taxes, net	708	40	721	73
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	276	97	276	97
Restricted stock surrendered for withholding taxes payable	267	263	267	263

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